SECURITIES AND EXCHANGE COMMISSION

                        Washington, D. C. 20549



                               FORM 8-K



                            CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  December 13, 2000

                       ELECTRO RENT CORPORATION
        (Exact name of registrant as specified in its charter)


     California               95-2412961           0-90611
(State or Other             (I.R.S. Employer      (Commission
Jurisdiction of            Identification No.)      File No.)
Incorporation or
Organization)

                       6060 Sepulveda Boulevard
                    Van Nuys, California 91411-2501
         (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (818) 786-2525

                                 N/A
(Former name or former address, if changed since last report)


Item 5.  Other Events.

On December 13, 2000, Electro Rent Corporation, a California corporation, issued a press release announcing that it will receive $20.8 million to fully resolve its closing balance sheet and purchase price disagreements with GE Capital Technology Management Services
("TMS"), regarding Electro Rent's acquisition of the TMS computer and test and measurement equipment rental business.

On November 14, 1997, Electro Rent acquired the TMS business for a purchase price of approximately $240.8 million. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities were recorded at their estimated fair value at the date of the acquisition. The purchase price exceeded the fair market value of net assets acquired resulting in goodwill of approximately $59.6 million.

The TMS acquisition agreement included provisions for a reduction in the purchase price paid by Electro Rent in the event that Electro Rent had objections to the TMS closing date balance sheet. Electro Rent's objections were subject to resolution as set forth in the TMS acquisition agreement and were the subject of on-going discussions between the parties. Electro Rent took its objections into consideration when recording the estimated fair value of net assets acquired. As a result, the settlement is expected to reduce goodwill associated with the acquisition.

Electro Rent Corporation (Nasdaq: ELRC) is the largest nationwide organization devoted to the short-term rental and leasing of personal computers, workstations and general purpose electronic test equipment.

In accordance with the General Instruction F to the Form 8-K, a copy of the press release dated December 13, 2000 is attached as Exhibit 20 and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits

(c)  Exhibits

20   Press Release dated December 13, 2000.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                         ELECTRO RENT CORPORATION


                     Dated:        December 13, 2000

                     /s/ Craig R. Jones

                     Craig R. Jones
                     Vice President and
                     Chief Financial Officer